Exhibit 99.B(e)(3)

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT
between
VICTORY PORTFOLIOS
and
VICTORY CAPITAL ADVISERS, INC.

Funds

1.	Victory Balanced Fund
2.	Victory Diversified Stock Fund
3.	Victory Expedition Emerging Markets Small Cap Fund
4.	Victory INCORE Fund for Income
5.	Victory INCORE Investment Grade Convertible Fund
6.	Victory INCORE Total Return Bond Fund
7.	Victory Integrity Discovery Fund
8.	Victory Integrity Mid-Cap Value Fund
9.	Victory Integrity Small-Cap Value Fund
10.	Victory Integrity Small/Mid-Cap Value Fund
11.	Victory Munder Multi-Cap Fund
12.	Victory Munder Index 500 Fund
13.	Victory Munder Mid-Cap Core Growth Fund
14.	Victory Munder Small Cap Growth Fund
15.	Victory National Municipal Bond Fund
16.	Victory NewBridge Global Equity Fund
17.	Victory NewBridge Large Cap Growth Fund
18.	Victory Ohio Municipal Bond Fund
19.	Victory Select Fund
20.	Victory Special Value Fund
21.	Victory Sycamore Established Value Fund
22.	Victory Sycamore Small Company Opportunity Fund
23.	Victory Trivalent Emerging Markets Small-Cap Fund
24.	Victory Trivalent International Fund—Core Equity
25.	Victory Trivalent International Small-Cap Fund

As of December 2, 2015